    EXHIBIT  23

                              Consent of KPMG LLP

  The Board of Directors
  Factory Card Outlet Corp.:

  We consent to incorporation by reference in Registration Statement #333-30437 of Factory Card Outlet Corp. of our report dated June 2, 2000, relating to the statements of net assets available for plan participants of the Factory Card Outlet of America Ltd. Incentive Savings Plan as of December 31, 1999 and 1998 and the related statements of changes in net assets available for plan participants for the years then ended, which report appears in the Form 11-K of the Factory Card Outlet of America Ltd. Incentive Savings Plan for the year ended December 31, 1999.

  June 26, 2000
  Chicago, Illinois

                                      14